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                                                                    EXHIBIT 99.1

                          Lamar Announces $250 Million
                           Convertible Notes Offering



         BATON ROUGE, La - (BUSINESS WIRE) --- August 5, 1999 --- Lamar Advertising Company (NASDAQ: LAMR) announced that it has agreed to sell $250,000,000 of Convertible Notes through Goldman Sachs & Co., Deutsche Banc Alex. Brown, Morgan Stanley Dean Witter and Salomon Smith Barney as underwriters. The Convertible Notes will bear interest at the rate of 5.25% per annum and will be convertible into shares of Lamar Advertising's Class A common stock at a conversion price of $46.25 per share. The proceeds of the Convertible Notes will be used to pay existing bank debt. The sale of the Convertible Notes is expected to be completed on August 10, 1999.

         Lamar Advertising is a leading outdoor advertising company currently operating 107 outdoor advertising companies in 36 states, logo sign contracts in 20 states and the Province of Ontario, Canada and 23 transit advertising operations in nine states.



                 CONTACT: Lamar Advertising Company, Baton Rouge
                          Keith Istre, 225/926-1000